TACO CABANA, INC.                                            EXHIBIT 11
Information Supporting
Per Share Computations





                                               Years Ended
                                 ----------------------------------------
                                 January 1,    December 31,    December 29,
                                    1995           1995         1996

Net income (loss)               $8,520,000     $(3,798,000)     $  704,000

Net income (loss) per share
computation:
Average common shares
  outstanding                   15,323,480      15,648,624      15,694,757
Common stock equivalents -
  dilutive options                 320,097               -               -
                                ----------      ----------      ----------
Average outstanding common
  and common equivalent
  shares                        15,643,577      15,648,624      15,694,757
                                ==========      ==========      ==========


Net income (loss) per share    $      0.54     $     (0.24)    $      0.04
                                ==========      ==========      ==========